           SUBSIDIARIES OF MERRIMAC INDUSTRIES, INC. (the "Company")


                                                              Percentage owned
           NAME                Jurisdiction of Organization    by the Company
           ----                ----------------------------    ----------------
 1.  Merrimac International,          Virgin Islands,
     Inc., FSC                            U.S.A.                     100%

 2.  508790 N.B. Inc.                  Province of                   100%
                                   New Brunswick, Canada

 3.  Filtran Microcircuits Inc.        Province of                   100%
                                   New Brunswick, Canada

 4.  Industrias Merrimac
     Incorporada, S.R.L.                  Costa Rica                 100%

 5.  Multi-Mix(R)
     Microtechnology, S.R.L.              Costa Rica                 100%